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                                                                   Exhibit 21.1

                       Subsidiaries of Conning Corporation

Conning, Inc., a Delaware corporation and wholly-owned subsidiary of the Company

Conning & Company, a Connecticut corporation and wholly-owned subsidiary of Conning, Inc.

Conning Asset Management Company, a Missouri corporation and wholly-owned subsidiary of Conning & Company